Current Report on Form 8-K
                          DURA PRODUCTS INTERNATIONAL, INC.

Exhibit                                                        Sequential
Number         Description of Exhibit                           Page No.
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  20           Press Release dated May 13, 1998                     5






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                                   EXHIBIT 20

                                            DURA PRODUCTS INTERNATIONAL, INC.
                                 60 Carrier Drive, Etobicoke, Ontario M9W 5R1

                                                                PRESS RELEASE

                                                        For Immediate Release
                                                        ---------------------
                                                        May 13, 1998

Listed:  CDN (Canadian Dealing Network)       Current Price:  $3.80
Symbol:  DURP                                 Shares Outstanding:  22,588,264


Dura Products International announces appointment of Michael P. Zuk to Board of Directors and CEO of the Company

Toronto, ON - Keith Carrigan, President of the Company today announced that the Board of Directors appointed Mr. Michael P. Zuk to the Board. Michael Zuk will also assume the responsibilities of Chief Executive Officer.

Mr. Carrigan stated "the management team is currently running at full tilt completing the commercialization of the Toronto facility, bringing the Boston facility online, advancing additional joint venture arrangements and pallet leasing opportunities. The appointment of Mr. Zuk as CEO adds substantial experience to our management team in terms of strategic planning, corporate development and finance. With this appointment, the management team is better positioned to advance the Company's products and to develop current market opportunities." Mr. Zuk's primary responsibilities are the negotiation and structuring of joint ventures, raising of capital and management of institutional relationships. Mr. Carrigan's primary responsibilities will be the commercialization of the technology and production related issues.

Dura Products International, Inc. is an eco-efficient producer of a pro-prietary composite material made from a combination of recycled post consumer/post industrial plastics and cellulose fibre. The Duraskid pallet is the first product manufactured from the composite material.

For more information, contact:
Investor Relations:  Chinggis Capital Corp., contact Robert Zuk
Tel: 416-740-2426; Fax: 416-740-7785; E-mail: chinggis@ican.net
Website: duraproducts@sympatico.ca
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